EXHIBIT 107

Calculation of Filing Fee Table

Form S-3

(Form Type)

PORCH GROUP, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, each with a par value of $0.0001 per share	457(c)	18,312,208	$1.12	$20,509,672.96	0.00014760	$3,027.23

Fees Previously Paid	—	—	—	—	—	—		—

Carry Forward Securities

Carry Forward Securities	—	—	—	—		—			—	—	—	—
Total Offering Amounts						$20,509,672.96		$3,027.23
Total Fees Previously Paid								—
Total Fee Offsets								—
Net Fee Due								$3,027.23

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement also covers such indeterminate number of additional shares of the registrant’s common stock that may be issued in connection with a stock split, stock dividend or similar transaction.

(2)

Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(c) and based on the average of the high and low prices of the registrant’s common stock as reported the Nasdaq Capital Market on August 8, 2024.